UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 7, 2019

ROLLINS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-4422	51-0068479
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2170 Piedmont Road, N.E., Atlanta, Georgia 30324

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (404) 888-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01. Entry into a Material Definitive Agreement.

On January 7, 2019, Rollins, Inc. (the “Company”) and certain of its affiliates entered into certain agreements providing for the acquisition (the “Acquisition”) of a pest control business as follows: (a) a Stock Purchase Agreement among the Company, Clark Pest Control of Stockton, Inc. (“Clark Pest Control”), JJT King, Inc., and the stockholders of Clark Pest Control pursuant to which the Company will acquire all of the issued and outstanding shares of Clark Pest Control, (b) a Real Estate Purchase Agreement between RCI-King, Inc., a wholly-owned subsidiary of the Company, and Clarkson California Properties pursuant to which an affiliate of the Company will acquire certain real estate used in Clark Pest Control’s business, and (c) an Asset Purchase Agreement between King Distribution, Inc., a wholly-owned subsidiary of the Company, and Geotech Supply Co., LLC pursuant to which an affiliate of the Company will acquire certain assets used in the business of distributing certain equipment and supplies related to the pest control business of Clark Pest Control. The final purchase is expected to be in the area of $400 million including the real estate assets. The purchase price was negotiated at arm’s-length and the agreement contains customary representations, warranties, noncompetition agreements and holdback provisions.

The Closing of the Acquisition is subject to the satisfaction of customary conditions, including the truth and accuracy of the representations and warranties of the sellers, the performance of the obligations of the sellers and the receipt of regulatory clearance.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Rollins, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROLLINS, INC.

Date: February 28, 2019	By:	/s/ Paul Edward Northen
	Name:	Paul Edward Northen
	Title:	Senior Vice President, Chief Financial Officer and Treasurer
(Principal Financial and Accounting Officer)

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